Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS FOURTH QUARTER AND 2006 FULL-YEAR RESULTS

Philadelphia, PA, February 26, 2007 – Atlas Pipeline Holdings, L.P. (NYSE: AHD – the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. and its subsidiaries (NYSE: APL – “Atlas Pipeline”), today reported its results for the fourth quarter 2006. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 1,641,026 common limited partnership units in Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. Net income for the fourth quarter 2006 was $4.1 million compared with $4.7 million for the fourth quarter 2005. Please see Atlas Pipeline’s press release regarding its fourth quarter 2006 earnings for further information regarding its results.

On January 24, 2007, the Partnership declared its quarterly cash distribution for the fourth quarter 2006 of $0.25 per common limited partner unit, paid February 19, 2007 to common unitholders of record as of February 7, 2007. This represented the first full quarterly distribution declared by the Partnership.

In reviewing its financial results for the year ended December 31, 2006, Atlas Pipeline determined that previously reported net income for the third quarter of 2006 and nine months ended September 30, 2006 should be increased by $2.3 million. This increase was due to the recognition of a gain with respect to certain financial hedge instruments under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The impact of Atlas Pipeline’s increase to its net income will increase the Partnership’s net income by $0.3 million for the third quarter of 2006 and nine months ended September 30, 2006. This adjustment has been reflected within the financial information presented. The Partnership will file an amendment to its Form 10-Q for September 30, 2006 to reflect this adjustment prior to the filing of its Form 10-K for December 31, 2006.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s fourth quarter results on Tuesday morning, February 27, 2007 at 9:00 am EDT by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Tuesday, February 27, 2007 until 11:59 pm on Tuesday, March 27, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 34068310.

Atlas Pipeline Holdings, L.P. is the parent of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 limited partner units of Atlas Pipeline Partners, L.P. For more information, visit our website at www.atlaspipelineholdings.com or please contact investor relations at bbegley@atlaspipelinepartners.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, Atlas Pipeline Partners, L.P. owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. Atlas Pipeline Partners, L.P. also operates three gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit Atlas Pipeline Partners, L.P.’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc. (NASDAQ: ATLS) owns an 83% interest in Atlas Pipeline Holdings, L.P. Atlas America also owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN).

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in Atlas Pipeline Partners, L.P.’s Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to Atlas Pipeline Partners, L.P.’s gas gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006(1)	2005	2006(1)	2005
Revenue:
Natural gas and liquids	$96,388	$122,029	$397,082	$340,297
Transportation and compression – affiliates	7,530	7,899	30,189	24,346
Transportation and compression – third parties	9,853	5,909	30,735	5,963
Interest income and other	3,069	542	7,055	894

Total revenue and other income	116,840	136,379	465,061	371,500

Costs and expenses:
Natural gas and liquids	81,722	103,602	334,299	288,180
Plant operating	4,716	3,315	15,722	10,557
Transportation and compression	3,609	1,884	12,013	4,053
General and administrative	6,958	4,063	19,895	11,825
Compensation reimbursement – affiliates	336	418	2,319	1,783
Depreciation and amortization	6,309	5,459	22,994	13,954
Interest	6,516	5,697	24,726	14,175
Minority interest in NOARK	—	1,083	118	1,083
Minority interest in Atlas Pipeline	2,531	6,207	14,437	13,447
Other	—	—	—	138

Total costs and expenses	112,697	131,728	446,523	359,195

Net income	4,143	4,651	18,538	12,305
Preferred unit imputed dividend cost	(636)	–	(1,898)	–

Net income attributable to common limited partners/owners	$3,507	$4,651	$16,640	$12,305

Allocation of net income attributable to common limited partners/owners:
Portion applicable to owners’ interest (period prior to the initial public offering on July 26, 2006)	$—	$4,651	$10,236	$12,305
Portion applicable to common limited partners’ interest (period subsequent to the initial public offering on July 26, 2006)	3,507	—	6,404	—

Net income attributable to common limited partners/ owners	$3,507	$4,651	$16,640	$12,305

Net income attributable to common limited partners per unit – basic and diluted:	$0.17		$0.30

Weighted average common limited partner units outstanding:
Basic:	21,100		21,100

Diluted:	21,103		21,102

	December 31,
Balance Sheet data (at period end):	2006	2005
Cash and cash equivalents	$2,198	$34,237
Total assets	787,134	742,726
Total debt	324,083	298,625
Total partners’ deficit/owners’ deficit	(7,010)	(3,810)

(1)

Previously reported net income for the third quarter of 2006 and nine months ended September 30, 2006 has been increased by $0.3 million. This adjustment has been reflected within the financial information presented. The Partnership will file an amendment to its Form 10-Q for September 30, 2006 to reflect this adjustment prior to the filing of its Form 10-K for December 31, 2006.